Exhibit 99.1
The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13G.
Dated: November 5, 2024

Bridgetown 2 LLC
Hertford Ventures Limited
Li Tzar Kai, Richard
FWD Life Insurance Public Company Limited
FWD Life Insurance Company, Limited

BRIDGETOWN 2 LLC

By:	/s/ Peter A. Allen
Name:	Peter A. Allen
Title:	Authorized Signatory

HERTFORD VENTURES LIMITED

By:	/s/ Peter A. Allen
Name:	Peter A. Allen
Title:	Director

Li Tzar Kai, Richard

/s/ Li Tzar Kai, Richard

FWD LIFE INSURANCE PUBLIC COMPANY LIMITED

By:	/s/ Jean Asber
Name:	Jean Asber
Title:	Deputy CFO

By:	/s/ Prachai Komolphanporn
Name:	Prachai Komolphanporn
Title:	Head of Investment and ALM

FWD LIFE INSURANCE COMPANY, LIMITED

By:	/s/ Keiji Katsuragawa
Name:	Keiji Katsuragawa
Title:	A head of Investment Division